                                                     EXHIBIT 11.1


            GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY

                  COMPUTATION OF NET LOSS PER SHARE (1)

                  (In thousands, except per share data)


                                               Year Ended June 30,
                                           -------------------------
                                            1996      1995      1994
                                           -----     -----      ----
Primary and Fully Diluted:
   Weighted average common shares......    4,201     3,295      3,112
   Common and common equivalent shares
     pursuant to Staff Accounting
     Bulletin No. 83...................    3,201     3,201      3,201
                                          ------    ------    -------
Shares used in per share calculation...    7,411     6,496      6,313
                                          ------    ------    -------
                                          ------    ------    -------
Net loss...............................  $(5,465)  $(4,051)   $(3,119)
                                          ------    ------    -------
                                          ------    ------    -------
Net loss per share.....................  $ (0.74)  $ (0.62)   $ (0.49)
                                          ------    ------    -------
                                          ------    ------    -------

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(1)  There is no difference between primary and fully diluted net loss per share for all periods presented.